EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30, 2008	December 31, 2007
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$175.1	$82.5
Due from affiliates	65.2	59.1
Receivables, trade and other, net of allowance for doubtful accounts of $1.8 in 2008 and $1.9 in 2007	182.3	163.7
Accrued receivables	864.1	598.8
Loans to affiliates (Note 8)	800.2	807.1
Inventory (Note 4)	132.1	113.0
Other current assets	11.3	15.4
	2,230.3	1,839.6

Long-term loans to affiliates (Note 8)	429.6	441.7
Property, plant and equipment, net (Note 5)	7,068.1	6,244.2
Deferred tax assets (Note 7)	6.4	4.7
Other assets, net	113.9	102.6
Goodwill	366.2	366.2
Intangibles, net	100.7	93.3
	$10,315.2	$9,092.3
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Note 9)	$524.0	$470.0
Accrued purchases	862.5	603.8
Due to affiliates	86.3	76.6
Other current liabilities	62.0	43.4
Loans from affiliates (Note 8)	659.1	555.2
364-day revolving credit facility (Note 6)	500.0	365.0
Current maturities of long term debt	231.0	31.0
	2,924.9	2,145.0

Long term debt (Note 6)	3,146.6	2,862.9
Loans from affiliates (Note 8)	169.0	169.0
Deferred tax liabilities (Note 7)	312.3	287.7
Other long-term liabilities (Note 9)	335.6	231.9
	6,888.4	5,696.5
Commitments and contingencies (Note 9)

Noncontrolling interest	2,129.6	2,069.0

Shareholder’s equity
Common stock: Authorized -1,500,000 shares; issued-817,362 at June 30, 2008 and December 31, 2007; no par value	—	—
Contributed surplus	534.7	533.9
Retained earnings	559.5	531.7
Accumulated other comprehensive income (Note 12)	203.0	261.2
	1,297.2	1,326.8
	$10,315.2	$9,092.3

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(UNAUDITED)

1.                    NATURE OF OPERATIONS

Enbridge Energy Company, Inc. referred to herein as “we”, “us”, and the “Company,” is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). We are owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management.  In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at June 30, 2008 and December 31, 2007, as follows:

Ownership Interest	June 30, 2008	December 31, 2007
General Partner interest	2.0%	2.0%
Limited Partner interest (1)	10.2%	10.6%
Direct ownership	12.2%	12.6%
Effective ownership through Enbridge Management (2)	2.5%	2.5%
Direct and indirect ownership	14.7%	15.1%

(1) The Company owned 3,912,750 Class B common units at June 30, 2008 and December 31, 2007, and 6,147,487 and 5,920,109 Class C units at June 30, 2008 and December 31, 2007, representing limited partner interests in the Partnership.

(2) The Company owned 2,423,314 and 2,336,038 Listed and Voting Shares of Enbridge Management at June 30, 2008 and December 31, 2007, respectively, which equates to an indirect limited partner interest in the Partnership.

In addition to our general and limited partner interest in the Partnership, we also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group. The direct costs of all compensation, benefits expenses, employer taxes and other expenses for these employees are allocated and charged by EES to the appropriate members of the Group based on an allocation methodology consistent with the Enbridge corporate cost allocation policy including estimated time spent, miles of pipe and headcount.  EES does not charge nor does it recognize any profit or margin for any amounts allocated to members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transportation and marketing assets in the United States of America.  The Partnership provides the following services:

•       Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•       Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•       Supply, transportation and sales services, including purchasing and selling natural gas and NGLs.

2.                    BASIS OF PRESENTATION

We have prepared the accompanying unaudited interim consolidated statements of financial position in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly our financial position at June 30, 2008 and December 31, 2007.  Our interim consolidated statements of financial position should be read in conjunction with our consolidated statements of financial position and notes thereto for the fiscal year ended December 31, 2007, included in the Form 8-K filed by the Partnership on May 15, 2008.

Comparative Amounts

We have made reclassifications to the amounts reported in prior year consolidated statement of financial position to conform to our current year presentation.  We reclassified $2.8 million of “Environmental liabilities” to “Other long-term liabilities” and $1.8 million of “Other assets” to “Intangibles” in our December 31, 2007 consolidated statement of financial position.

3.                    CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

Our consolidated statements of financial position and related notes include the accounts of the Partnership on a consolidated basis after elimination of all significant intercompany transactions.  The following consolidating schedules present our consolidated statements of financial position before and after consolidation of the Partnership and the related eliminating entries as of June 30, 2008 and December 31, 2007:

Consolidating Statement of Financial Position as of June 30, 2008

	Enbridge Energy Company, Inc.	Enbridge Energ Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$12.8	$162.3	$175.1	$—	$175.1
Due from affiliates	61.4	33.5	94.9	(29.7)	65.2
Receivables, trade and other, net of allowance for doubtful accounts of $1.8	8.1	174.2	182.3	—	182.3
Accrued receivables	—	864.1	864.1	—	864.1
Loans to affiliates	800.2	—	800.2	—	800.2
Inventory	0.2	131.9	132.1	—	132.1
Other current assets	1.2	10.1	11.3	—	11.3
	883.9	1,376.1	2,260.0	(29.7)	2,230.3
Long-term loans to affiliates	429.6	—	429.6	—	429.6
Investment in Enbridge Energy Partners, L.P.	927.1	—	927.1	(927.1)	—
Property, plant and equipment, net	939.9	6,128.2	7,068.1	—	7,068.1
Deferred tax assets	4.9	1.5	6.4	—	6.4
Other assets, net	79.9	34.0	113.9	—	113.9
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	9.9	90.8	100.7	—	100.7
	$3,300.2	$7,887.1	$11,187.3	$(872.1)	$10,315.2
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$63.8	$460.2	$524.0	$—	$524.0
Accrued purchases	—	862.5	862.5	—	862.5
Due to affiliates	51.3	64.7	116.0	(29.7)	86.3
Other current liabilities	—	62.0	62.0	—	62.0
Loans from affiliates	659.1	—	659.1	—	659.1
364-day revolving credit facility	500.0	—	500.0	—	500.0
Current maturities of long term debt	—	231.0	231.0	—	231.0
	1,274.2	1,680.4	2,954.6	(29.7)	2,924.9
Long-term debt.	—	3,146.6	3,146.6	—	3,146.6
Loans from affiliates	39.0	130.0	169.0	—	169.0
Deferred tax liabilities	312.3	—	312.3	—	312.3
Other long-term liabilities	33.2	302.4	335.6	—	335.6
	1,658.7	5,259.4	6,918.1	(29.7)	6,888.4
Commitments and contingencies

Noncontrolling interest	344.3	—	344.3	1,785.3	2,129.6

Shareholder’s equity
Common stock: Authorized -1,500,000 shares; issued-817,362; no par value	—	—	—	—	—
Partners capital	—	3,112.6	3,112.6	(3,112.6)	—
Contributed surplus	534.7	—	534.7	—	534.7
Retained earnings	559.5	—	559.5	—	559.5
Accumulated other comprehensive income (loss)	203.0	(484.9)	(281.9)	484.9	203.0
	1,297.2	2,627.7	3,924.9	(2,627.7)	1,297.2
	$3,300.2	$7,887.1	$11,187.3	$(872.1)	$10,315.2

Consolidating Statement of Financial Position as of December 31, 2007

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$32.0	$50.5	$82.5	$—	$82.5
Due from affiliates	73.1	27.2	100.3	(41.2)	59.1
Receivables, trade and other, net of allowance for doubtful accounts of $1.9	5.9	157.8	163.7	—	163.7
Accrued receivables	—	598.8	598.8	—	598.8
Loans to affiliates	807.1	—	807.1	—	807.1
Inventory	2.4	110.6	113.0	—	113.0
Other current assets	0.6	14.8	15.4	—	15.4
	921.1	959.7	1,880.8	(41.2)	1,839.6
Long-term loans to affiliates.	441.7	—	441.7	—	441.7
Investment in Enbridge Energy Partners, L.P.	931.0	—	931.0	(931.0)	—
Property, plant and equipment, net	689.3	5,554.9	6,244.2	—	6,244.2
Deferred tax assets	4.1	0.6	4.7	—	4.7
Other assets, net	74.2	28.4	102.6	—	102.6
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	1.8	91.5	93.3	—	93.3
	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$69.6	$400.4	$470.0	$—	$470.0
Accrued purchases	—	603.8	603.8	—	603.8
Due to affiliates	72.0	45.8	117.8	(41.2)	76.6
Other current liabilities	—	43.4	43.4	—	43.4
Loans from affiliates	555.2	—	555.2	—	555.2
364-day revolving credit facility	365.0	—	365.0	—	365.0
Current maturities of long term debt	—	31.0	31.0	—	31.0
	1,061.8	1,124.4	2,186.2	(41.2)	2,145.0
Long-term debt	—	2,862.9	2,862.9	—	2,862.9
Loans from affiliates	39.0	130.0	169.0	—	169.0
Deferred tax liabilities	287.7	—	287.7	—	287.7
Other long-term liabilities	29.1	202.8	231.9	—	231.9
	1,417.6	4,320.1	5,737.7	(41.2)	5,696.5
Commitments and contingencies

Noncontrolling interest	343.8	—	343.8	1,725.2	2,069.0

Shareholder’s equity
Common stock: Authorized -1,500,000 shares; issued-817,362; no par value	—	—	—	—	—
Partners capital	—	2,865.9	2,865.9	(2,865.9)	—
Contributed surplus	533.9	—	533.9	—	533.9
Retained earnings	531.7	—	531.7	—	531.7
Accumulated other comprehensive income (loss)	261.2	(294.4)	(33.2)	294.4	261.2
	1,326.8	2,571.5	3,898.3	(2,571.5)	1,326.8
	$3,088.2	$6,891.6	$9,979.8	$(887.5)	$9,092.3

4.             INVENTORY

Inventory is comprised of the following:

	June 30, 2008	December 31, 2007
	(in millions)

Material and supplies	$3.9	$3.9
Liquids inventory	28.3	9.1
Natural gas and natural gas liquids inventory	99.9	100.0
	$132.1	$113.0

5.                    PROPERTY, PLANT AND EQUIPMENT, NET

Property, Plant and Equipment is comprised of the following:

	June 30, 2008	December 31, 2007
	(in millions)

Land	$14.7	$14.6
Rights of way	480.0	348.7
Pipelines	4,192.0	2,923.1
Pumping equipment, buildings and tanks	1,122.4	930.6
Compressors, meters, and other operating equipment	590.0	536.2
Vehicles, office furniture and equipment	136.0	124.6
Processing and treating plants	297.8	200.4
Construction in progress	1,450.0	2,277.7
Total property, plant and equipment	8,282.9	7,355.9
Accumulated depreciation	(1,214.8)	(1,111.7)
Net property, plant and equipment	$7,068.1	$6,244.2

6.       DEBT

Enbridge Energy Company, Inc.

364-day Revolving Credit Facility

          In August 2007, Enbridge Pipelines (Southern Lights) L.L.C., or Southern Lights, our wholly-owned subsidiary, established a 364-day Revolving Credit Facility with a borrowing capacity of $500 million from a group of lenders for the purpose of funding project costs that are directly related to the construction of a diluent pipeline that runs from Chicago, Illinois to Neche, North Dakota and to refinance indebtedness incurred to fund any such costs. The 364-day Revolving Credit Facility does not contain any restrictive covenants that limit the amount of debt we can incur.  The indebtedness is guaranteed by Enbridge, our indirect parent.

At June 30, 2008, we had $500.0 million outstanding under the terms of the 364-day Revolving Credit Facility at a weighted average interest rate of 2.79%.

Enbridge Energy Partners, L.P.

Credit Facility

In March 2008, the Partnership requested and received approval from the parties named as lenders to its Credit Facility for a one year extension of the maturity date from April 4, 2012 to April 4, 2013.

At June 30, 2008, the Partnership had $250 million outstanding under its Credit Facility at a weighted average interest rate of 2.86% and letters of credit totaling $297.4 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the principal amount of commercial paper issuances and the balance of its letters of credit outstanding. At June 30, 2008 the Partnership could borrow $602.6 million under the terms of its Credit Facility, determined as follows:

June 30, 2008
(in millions)

Total credit available under Credit Facility	$1,250.0
Less: Amounts outstanding under Credit Facility	(250.0)
Balance of letters of credit outstanding	(297.4)
Principal amount of commercial paper issuances	(100.0)
Total amount we could borrow at June 30, 2008	$602.6

Commercial Paper Program

The Partnership has a commercial paper program that provides for the issuance of up to $600 million of commercial paper that is supported by its Credit Facility. The Partnership accesses the commercial paper market primarily to provide temporary financing for its operating activities, capital expenditures and acquisitions, at rates that are generally lower than the rates available under its Credit Facility. At June 30, 2008 and December 31, 2007, respectively, the Partnership had $99.8 million and $268.5 million of commercial paper outstanding, net of unamortized discount of $0.2 million and $1.5 million, at weighted average interest rates of 3.09% and 5.36%. At June 30, 2008, the Partnership could issue an additional $500 million in principal amount under its commercial paper program.  The commercial paper the Partnership can issue is limited by the credit available under its Credit Facility.

The Partnership has the ability and intent to refinance all of its commercial paper obligations on a long-term basis under its unsecured long-term Credit Facility. Accordingly, such amounts have been classified as long-term debt in its accompanying consolidated statements of financial position.

Senior Notes

In April 2008, the Partnership issued and sold in a private offering $400 million in principal amount of its 6.5% Notes due April 15, 2018 and $400 million in principal amount of its 7.5% Notes due April 15, 2038, which are collectively referred to as the Notes.  The Partnership received net proceeds from the offering of approximately $790.2 million after initial purchasers’ discounts and payment of offering expenses.  The Partnership used a portion of the proceeds it received from this offering to repay outstanding issuances of commercial paper and borrowings under its Credit Facility that it had previously used to finance a portion of its capital expansion projects.  The Partnership temporarily invested the remaining proceeds for use in future periods to fund additional expenditures under its capital expansion programs.  The Notes do not contain any covenants restricting the issuance of additional indebtedness and rank equally with all of the Partnership’s other existing and future unsecured and unsubordinated indebtedness.  Interest on the Notes is payable on April 15th and October 15th of each year and the Partnership may redeem the Notes for cash in whole or in part at any time, at its option.  Pursuant to a registration rights agreement the Partnership agreed to file, and has filed in July 2008, a registration statement with the Securities and Exchange Commission offering to exchange the notes for registered notes with similar principal amounts and terms.

7.                    DEFERRED INCOME TAXES

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to temporary differences between the financial reporting and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the period that includes the enactment date.  The tax effects of significant temporary differences representing deferred tax assets, depicted as negative amounts, and liabilities, depicted as positive amounts are as follows:

	June 30, 2008	December 31, 2007
	(in millions)
Net operating loss and other carry forwards	$—	$(25.3)
Net book basis of assets in excess of tax basis	328.8	332.3
Employee Benefit Plans	(18.8)	(19.9)
Other	(4.1)	(4.1)
Net deferred tax liabilities	$305.9	$283.0

We received an unfavorable district court decision on Enbridge Midcoast Energy Inc.’s tax treatment of its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas.  The Internal Revenue Service (“IRS”) position was sustained by the court decreasing the U.S. tax basis for the pipeline assets. We continue to believe that the tax treatment of the acquisition and related tax deductions claimed were appropriate.  Consequently, proceedings were initiated in April 2008 to appeal the decision with the U.S. Court of Appeals.  A final decision on this matter is not expected before 2009.

Our total tax exposure for the matter discussed above is $63 million related to the reduction of tax benefits for loss carryforwards.  We have increased our unrecognized tax benefits by $35 million by decreasing our deferred tax asset for NOL carryforwards by $25 million and increasing our current tax liability by $10 million. At June 30, 2008, we have fully provided for the total exposure related to this matter. Refer also to the discussion included in Note 9 regarding this matter.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years
United States — Federal	2000-2007

8.                    RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates.  The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

				June 30,	December 31,
	Currency	Rate*	Maturity	2008	2007
			(principal outstanding; in millions)
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR+ 0.30%	Demand	$552.7	$1.0
Enbridge Inc.	Canadian	CDOR+ 0.35%	Demand	—	546.4
Enbridge Inc.	Canadian	0.00%	Demand	—	16.6
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR+ 0.25%	Demand	229.1	224.1
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	2.5	2.8
Enbridge Inc.	Canadian	0.00%	Demand	11.0	11.3
Olympic Pipe Line Company	U.S.	LIBOR+ 3.0%	2008	4.9	4.9
Total current loans to affiliates				$800.2	$807.1

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	$224.4	$231.4
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.25%	2012	166.2	171.3
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0
Total long-term loans to affiliates				$429.6	$441.7

Current loans from affiliates

Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	5.69%	Demand	$531.9	$449.2
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	26.5	36.6
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	100.7	69.4
Total current loans from affiliates				$659.1	$555.2

Long-term loans from affiliates

Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC	U.S.	8.40%	2017	$130.0	$130.0
Enbridge Energy Company, Inc.
Olympic Pipeline Company	U.S.	7.14%	2011	39.0	39.0
Total long-term loans from affiliates				$169.0	$169.0

*AFR — Applicable Federal Rate

*CDOR — Canadian Depository Offering Rate

*LIBOR — London Interbank Offered Rate

9.                    COMMITMENTS AND CONTINGENCIES

Environmental Liabilities

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact our operations may have on the environment.

As of June 30, 2008 and December 31, 2007, we have recorded $4.6 million and $3.5 million in current liabilities and $3.0 million and $2.8 million, respectively, in long-term liabilities primarily to address remediation of contaminated sites, asbestos containing materials, management of hazardous waste material disposal, and outstanding air quality measures for certain of our assets.

IRS Legal Proceedings

We are the former owner of Enbridge Midcoast Energy Inc. (Midcoast), which we sold to the Partnership in 2002. The IRS challenged Midcoast’s tax treatment of its 1999 acquisition of several partnerships that owned a natural gas pipeline system in Kansas (these assets were subsequently sold by the Partnership in 2007).  In March 2008, an unfavorable court decision was received sustaining the IRS position, decreasing the U.S. tax basis for the pipeline assets. We continue to believe that the tax treatment of the acquisition and the related tax deductions claimed were appropriate and are appealing the decision. A final decision on this matter is not expected before 2009.  Our total tax exposure for this matter is $63 million related to the reduction of tax benefits for loss carryforwards.  Refer also to the discussion regarding this matter included in Note 7.

Legal Proceedings

We are also a participant in various legal proceedings arising in the ordinary course of business.  Some of the proceedings are covered in whole or in part, by insurance.  We believe that the outcome of all these proceedings will not, individually or in the aggregate have a material adverse effect on our financial condition unless otherwise indicated.

10.             FAIR VALUE MEASUREMENTS

The Partnership adopted the provisions of Statement of Financial Accounting Standard No. 157, Fair Value Measurements, or SFAS No. 157, as of January 1, 2008.  SFAS No. 157 provides guidance for determining fair value and requires increased disclosure regarding the inputs to valuation techniques used to measure fair value.   SFAS No. 157 defines fair value as an exit price representing the expected amount we would receive to sell an asset or pay to transfer a liability in an orderly transaction with market participants at the measurement date.  The Partnership applies the provisions of SFAS No. 157 to fair values it reports for its derivative instruments and annual disclosures associated with the fair values of its outstanding indebtedness.

The Partnership utilizes a mid-market pricing convention for valuation as a practical expedient for assigning fair value to its derivative assets and liabilities.  In the case of its liabilities, the Partnership’s  nonperformance risk is considered in the valuation, based upon the ratings assigned to its debt obligations by the nationally recognized statistical ratings organizations.  The Partnership presents the fair value of its derivative contracts net of cash paid or received pursuant to collateral agreements on a net-by-counterparty basis in its consolidated statements of financial position when it believes a legal right of setoff exists under an enforceable netting agreement.  The Partership’s credit exposure for over-the-counter derivatives is directly with its counterparty and continues until the maturity or termination of its contracts. When appropriate, valuations are adjusted for various factors such as credit and liquidity considerations.

SFAS No. 157 establishes a hierarchy which prioritizes the inputs used to measure fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable.  The Partnership classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Partnership’s methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

•                  Level 1 — The Partnership includes in this category the fair value of assets and liabilities that it measures based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Partnership considers active markets as those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.  The fair value of the Partnership’s assets and liabilities included in this category consists primarily of exchange-traded derivative instruments.

•                  Level 2 — The Partnership categorizes the fair value of assets and liabilities that it measures with either directly or indirectly observable inputs as of the measurement date where pricing inputs are other than quoted prices in active markets as Level 2.  This category includes those derivative instruments that the Partnership values using models or other valuation methodologies derived from observable market data.  These models are primarily industry-standard models that consider various inputs including: (a) quoted forward prices for commodities, (b) time value, (c) volatility factors, and (d) current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

•                  Level 3 — The Partnership includes in this category the fair value of assets and liabilities that it measures based on prices or valuation techniques that require inputs which are both significant to the fair value measurement and less observable from objective sources. (i.e., supported by little or no market activity).  The Partnership may also use these inputs with internally developed methodologies that result in their best estimate of the fair value.  Level 3 instruments primarily include derivative instruments for which the Partnership does not have sufficient corroborating market evidence, such as binding broker quotes, to support classifying the asset or liability as Level 2.  In most instances, the observable data is available for the Partnership to validate the inputs used to measure fair value; however, the cost of obtaining the information is prohibitive.

Derivative contracts can be exchange-traded or over-the counter (“OTC”).  The Partnership generally values exchange-traded derivatives within portfolios calibrated to market clearing levels on a daily basis.  The Partnership values OTC derivatives using broker information based on executed market transactions that it has corroborated with other observable market data. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps, and options, inputs can generally be verified and valuation does not involve significant management judgment.

Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. Such instruments are classified within Level 3 of the fair value hierarchy. The Partnership includes the fair value of financial assets and liabilities in Level 3 as a default due to limited market data or in most cases, due to lacking binding broker quotes to corroborate pricing data as required by current interpretations of SFAS 157 Level 2 requirements.  Financial assets and liabilities that are categorized in Level 3 may later be reclassified to the Level 2 category at the point we are able to obtain sufficient binding market data or the interpretation of Level 2 criteria is modified in practice to include non-binding market corroborated data.

The following table sets forth by level within the fair value hierarchy, the Partnership’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2008.  The Partnership classifies financial assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Partnership’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy.

	Fair Value at June 30, 2008
Recurring fair value measures	Level 1	Level 2	Level 3	Total
Assets:
Derivative instruments, net	$—	$—	$10.1	$10.1

Liabilities:
Derivative instruments, net	(338.8)	—	(217.5)	(556.3)
Total	$(338.8)	$—	$(207.4)	$(546.2)

The table below provides a summary of changes in the fair value of the Partnership’s Level 3 financial assets and liabilities for the six months ended June 30, 2008. As reflected in the table, the net unrealized loss on Level 3 financial assets and liabilities was $91.3 million for the quarter ended June 30, 2008, which resulted from forward price increases in natural gas, NGL and crude oil derivative instruments that we held at June 30, 2008.

Derivative Instruments, net
(in millions)

Balance at January 1, 2008	$(160.6)
Realized and unrealized losses	(44.3)
Purchases and settlements	(2.5)
Transfer in (out) of Level 3	—
Balance at June 30, 2008	$(207.4)

Change in unrealized losses relating to instruments still held at June 30, 2008	$(91.3)

11.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Partnership’s derivative financial instruments are included at their fair values in our consolidated statements of financial position as follows:

	June 30, 2008	December 31, 2007
	(in millions)

Other current assets	$4.0	$6.5
Other assets, net	1.8	6.4
Accounts payable and other	(260.6)	(165.5)
Other long-term liabilities	(291.4)	(192.9)
	$(546.2)	$(345.5)

The increase in the Partnership’s obligation associated with derivative activities is primarily due to an increase in forward and daily natural gas prices, NGL and condensate from December 31, 2007 to June 30, 2008. The Partnership’s portfolio of derivative financial instruments is largely comprised of long-term fixed price natural gas and NGL sales and purchase agreements.

12.             ACCUMULATED OTHER COMPREHENSIVE INCOME - COMPONENTS

The components of accumulated other comprehensive income for the three months ended June 30, 2008 and the years ended December 31, 2007, are as follows, net of tax:

	June 30, 2008	December 31, 2007
	(in millions)

Foreign currency translation adjustments	$254.7	$295.3
Unrecognized post-employment benefit costs	(11.2)	(11.4)
Unrealized losses in fair value of derivitives	(40.5)	(22.7)
Total	$203.0	$261.2